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EXHIBIT 23

                        CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Annual Report on Form 10-KSB of our report dated March 6, 2000, on our audits of the consolidated financial statements of Rotary Power International, Inc. We also consent to the references to our firm under the caption "Experts".


/s/ Demetrius & Company, L.L.C.

DEMETRIUS & COMPANY, L.L.C.

Wayne, New Jersey
March 15, 2000